Exhibit 99.1

Terayon Reports Second Quarter 2003 Financial Results

     Santa Clara, California – July 30, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced financial results in line with its previously-raised guidance for the second quarter ended June 30, 2003.

     Revenues for the second quarter of 2003 were $30.6 million, an increase of 37% compared to $22.4 million for the second quarter of 2002, and an increase of 37% from $22.3 million for the first quarter of 2003. Net loss for the second quarter of 2003 was $13.1 million, or $0.18 per share, compared to a net loss of $3.7 million, or $0.05 per share, for the second quarter of 2002, and a net loss of $24.0 million, or $0.33 per share, for the first quarter of 2003.

     “We are pleased with our progress this quarter and the continued positive momentum we are seeing with cable operator interest in our DOCSIS 2.0 solutions,” said Zaki Rakib, Terayon’s Chief Executive Officer. “In addition, we believe we are well positioned to capitalize on our DOCSIS 2.0 and digital video leadership positions as the cable industry works to meet the bandwidth management challenges presented by the expected growth of High Definition TV (HDTV), Video on Demand, and new IP based services required to compete against telecom and satellite offerings. Going into the second half of 2003, we remain focused on achieving sustainable profitability through growing revenues, improving margins via product cost reductions, and prudent operating expense management.”

     Terayon ended the second quarter with $161.9 million in cash and short-term investments, and $65.1 million in convertible debt. Accounts receivable days sales outstanding (DSO) for the second quarter of 2003 was 70 days, compared with 71 days reported for the quarter ended March 31, 2003.

     For the third quarter of 2003, Terayon expects to report revenue in the range of $33 million to $36 million and anticipates a net loss in the range of $0.14 to $0.16 per share.

     Terayon will host a conference call today at 2 p.m. Pacific Time to further discuss its second quarter 2003 financial performance. Participants interested in listening to the call live should dial 866-406-3488 (U.S.) or 630-691-2772 (international). A live audio webcast of the call will also be available to the public from Terayon’s website at www.terayon.com. In addition, a replay of the conference call will be available via telephone from Wednesday July 30 at approximately 4 p.m. Pacific Time through the close of business on September 1, 2003. Participants can access the replay by calling 877-213-9653 (U.S.) or 630-652-3041 (international). The access code for the replay is 7472602.

About Terayon

     Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon is on the web at www.terayon.com.

# # #

     “Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

     Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon that involve risk and uncertainties, including the preliminary guidance on third quarter 2003 revenues and net loss per share. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release, including Terayon’s ability to gain new business; Terayon’s ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon’s new products in the market; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; and Terayon’s ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

     Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended

	June 30,	March 31,	June 30,
	2003	2003	2002

Revenues	$30,599	$22,268	$22,407
Cost of goods sold	23,736	19,593	22,434

Gross profit (loss)	6,863	2,675	(27)

Operating expenses:
Research and development	10,432	13,002	14,704
Sales and marketing	6,560	6,729	10,141
General and administrative	3,000	3,727	3,552
Restructuring costs (reversal) and asset write-offs	(115)	3,162	3,972

Total operating expense	19,877	26,620	32,369

Loss from operations	(13,014)	(23,945)	(32,396)
Interest income	909	902	2,013
Interest expense	(814)	(837)	(2,177)
Other expense	(160)	(40)	(4,400)
Gain on early retirement of debt	—	—	33,276

Loss before income tax expense	(13,079)	(23,920)	(3,684)
Income tax expense	(60)	(69)	(1)

Net loss	$(13,139)	$(23,989)	$(3,685)

Net loss per share, basic and diluted	$(0.18)	$(0.33)	$(0.05)

Shares used in per share calculation, basic and diluted	73,721	73,710	72,761

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Six Months Ended
	June 30,

	2003	2002

Revenues	$52,867	$79,625
Cost of goods sold	43,328	54,161

Gross profit	9,539	25,464

Operating expenses:
Research and development	23,434	31,644
Sales and marketing	13,290	18,994
General and administrative	6,728	7,186
Restructuring costs and asset write-offs	3,046	3,972

Total operating expense	46,498	61,796

Loss from operations	(36,959)	(36,332)
Interest income	1,811	4,110
Interest expense	(1,651)	(4,357)
Other expense	(200)	(4,465)
Gain on early retirement of debt	—	33,276

Loss before income tax expense	(36,999)	(7,768)
Income tax expense	(129)	(7)

Net loss	$(37,128)	$(7,775)

Net loss per share, basic and diluted	$(0.50)	$(0.11)

Shares used in per share calculation, basic and diluted	73,715	72,682

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$68,466	$117,079
Short-term investments	93,440	89,424
Accounts receivable, net	23,764	17,197
Other receivables, net	2,270	2,597
Inventories, net	7,328	8,257
Prepaid expenses and other	4,531	8,263

Total current assets	199,799	242,817

Property and equipment, net	13,621	17,906
Intangibles and other assets, net	12,474	14,987

Total assets	$225,894	$275,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,833	$23,920
Accrued payroll and other liabilities	36,325	46,068

Total current liabilities	56,158	69,988

Non-current liabilities	68,959	68,580
Stockholders’ equity	100,777	137,142

Total liabilities and stockholders’ equity	$225,894	$275,710